Filed Pursuant to Rule 424(b)(2)
Registration No. 333-287868

Pricing Supplement No. 2 dated September 8, 2025

(to Prospectus Supplement dated August 28, 2025

and Prospectus dated August 28, 2025)

WELLS FARGO & COMPANY

Medium-Term Notes, Series Y

Senior Redeemable Floating Rate Notes

You should read the more detailed description of the notes provided under “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, as supplemented by this pricing supplement. The notes are unsecured obligations of Wells Fargo & Company (the “Company”), and all payments on the notes are subject to the credit risk of the Company. If the Company defaults on its obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of the Company and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement and prospectus.

Aggregate Principal Amount
Offered:	$750,000,000

Trade Date:	September 8, 2025

Original Issue Date:	September 15, 2025 (T+5)

Stated Maturity Date:	September 15, 2029; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest.

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from September 15, 2025

Agent Discount
(Gross Spread):	0.25%

All-in Price (Net of
Agent Discount):	99.75%, plus accrued interest, if any, from September 15, 2025

Net Proceeds:	$748,125,000

Base Rate:	Compounded SOFR

Spread:	+88 basis points

Minimum Interest Rate for
an Interest Period:	0% per annum

Interest Payment Dates:	Each March 15, June 15, September 15 and December 15, commencing December 15, 2025, and at maturity.

Calculation Agent:	References to the Calculation Agent shall mean Wells Fargo Securities, LLC, an affiliate of the Company, acting in its capacity as Calculation Agent, and its successors and assigns or any other calculation agent appointed by the Company.

Optional Redemption:	At our option, we may redeem the notes (i) in whole, but not in part, on September 15, 2028 or (ii) in whole at any time or in part from time to time, on or after August 15, 2029, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

	Any redemption may be subject to prior regulatory approval and will be effected pursuant to the procedures described under “Description of Debt Securities—Redemption and Repayment—Optional Redemption By Us” in the accompanying prospectus.

Listing:	None
		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$622,500,000

Agents (Joint Lead Managers):	American Veterans Group, PBC	3,750,000
	Blaylock Van, LLC	3,750,000
	CastleOak Securities, L.P.	3,750,000
	Drexel Hamilton, LLC	3,750,000
	Guzman & Company	3,750,000
	Roberts & Ryan, Inc.	3,750,000

Agents (Senior Co-Managers):	ABN AMRO Capital Markets (USA) LLC	3,750,000
	ANZ Securities, Inc.	3,750,000
	BMO Capital Markets Corp.	3,750,000
	CaixaBank, S.A.	3,750,000
	Capital One Securities, Inc.	3,750,000
	CIBC World Markets Corp.	3,750,000
	Citizens JMP Securities, LLC	3,750,000
	Commonwealth Bank of Australia	3,750,000
	Huntington Securities, Inc.	3,750,000
	ING Financial Markets LLC	3,750,000
	MUFG Securities Americas Inc.	3,750,000
	Natixis Securities Americas LLC	3,750,000
	NatWest Markets Securities Inc.	3,750,000
	Nordea Bank Abp	3,750,000
	RBC Capital Markets, LLC	3,750,000
	Santander US Capital Markets LLC	3,750,000
	Scotia Capital (USA) Inc.	3,750,000
	Standard Chartered Bank	3,750,000
	TD Securities (USA) LLC	3,750,000
	Bancroft Capital, LLC	3,375,000
	Great Pacific Securities	3,375,000

	Mischler Financial Group, Inc.	3,375,000
	Penserra Securities LLC	3,375,000
	R. Seelaus & Co., LLC	3,375,000
	Stern Brothers & Co.	3,375,000

Agents (Co-Managers):	AmeriVet Securities, Inc.	2,250,000
	CAVU Securities LLC	2,250,000
	C.L. King & Associates, Inc.	2,250,000
	Falcon Square Capital LLC	2,250,000
	Samuel A. Ramirez & Company, Inc.	2,250,000
	Security Capital Brokerage, Inc.	2,250,000

	Total:	$750,000,000

Supplemental Plan of Distribution:	On September 8, 2025, we agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.75%, plus accrued interest, if any, from September 15, 2025. The purchase price equals the issue price of 100.00% less a discount of 0.25% of the principal amount of the notes.

	To the extent any Agent that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

United States Federal Income Tax
Considerations:	Tax considerations are discussed under “United States Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	95000U3Z4

Risk Factors

See “Risk Factors” in the accompanying prospectus for risk factors regarding the notes, including, in particular, the risk factors appearing under the heading “Risks Relating To SOFR, Compounded SOFR And A Benchmark Replacement” and “Risks Relating To Our Securities Generally—One Of Our Affiliates May Act As The Calculation Agent With Respect To Our Securities And, As A Result, Potential Conflicts Of Interest Could Arise.”

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